Exhibit 2.1

AMENDMENT TO AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

This AMENDMENT TO AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of June 22, 2025 (this “Amendment”), is by and between Regional Health Properties, Inc., a Georgia corporation (“Regional”), and SunLink Health Systems, Inc., a Georgia corporation (“SunLink” and, together with Regional, the “Parties” and each, a “Party”). Any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Merger Agreement (as defined below).

WHEREAS, Regional and SunLink have entered into that certain Amended and Restated Agreement and Plan of Merger dated April 14, 2025 (the “Merger Agreement”);

WHEREAS, as of the date hereof, the Regional Shareholder Approval and the SunLink Shareholder Approval have not been obtained (the “Outstanding Approvals”) and the Parties have reasonably determined that such Outstanding Approvals will not be obtained by 5:00 p.m., Eastern time, on June 30, 2025 (the “Termination Date”);

WHEREAS, Section 7.1(c) of the Merger Agreement provides that the Merger Agreement may be terminated at any time prior to the Effective Time by Regional or SunLink if the Effective Time shall not have occurred on or before the Termination Date;

WHEREAS, in light of the above referenced Outstanding Approvals, the Parties acknowledge that it is reasonably expected that each Party will have the right to terminate the Merger Agreement pursuant to Section 7.1(c) after 5:00 p.m., Eastern time, on June 30, 2025;

WHEREAS, in light of the above referenced Outstanding Approvals, the board of directors of each of the Parties has determined that it is in such Party’s best interests and the best interests of its shareholders (as applicable) for the Parties to continue to be bound by the Merger Agreement, as well as make a clarifying clean-up change, and each of the Parties desires to amend the Merger Agreement, as set forth in Section 1 below.

NOW, THEREFORE, in consideration of the mutual covenants, agreements and undertakings contained herein, and other good and valuable consideration, and subject to and on the terms and conditions set forth in this Amendment, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

SECTION 1. Waiver and Agreement.

(a) The Parties hereby agree that Section 7.1(c) of the Merger Agreement shall be amended in its entirety to read as follows:

“by either Regional or SunLink at any time prior to the Effective Time if the Effective Time has not occurred by 5:00 p.m., Eastern time, on August 11, 2025 (the “Termination Date”);”

(b) The Parties hereby agree that the phrase “majority of the votes outstanding entitled to vote” in Section 3.4(a) of the Merger Agreement shall be amended to read as follows: “majority of the votes of Regional Common Stock outstanding entitled to vote”.

SECTION 2. General Provisions.

(a) Except as expressly provided herein, nothing in this Amendment shall be deemed to constitute a waiver of compliance by any Party with respect to any other term, provision or condition of the Merger Agreement or shall be deemed or construed to amend, supplement or modify the Merger Agreement or otherwise affect the rights and obligations of any Party thereto, all of which remain in full force and effect.

(b) The following provisions from the Merger Agreement shall be incorporated into, and be effective with respect to, this Amendment as if set forth herein, mutatis mutandis: Section 9.2 (Notices), Section 9.3 (Entire Agreement), Section 9.4 (Amendment), Section 9.7 (Assignment), Section 9.8 (Severability), Section 9.9 (Counterparts), Section 9.11 (Governing Law), Section 9.12 (Remedies), Section 9.13 (Submission to Jurisdiction), Section 9.15 (Waiver of Jury Trial) and Section 9.16 (Extension; Waiver).

[Signature page follows.]

2

IN WITNESS WHEREOF, the Parties have duly executed this Amendment as of the date first written above.

REGIONAL HEALTH PROPERTIES, INC.

By:	/s/ Brent S. Morrison
Name:	Brent S. Morrison
Title:	Chief Executive Officer and President

SUNLINK HEALTH SYSTEMS, INC.

By:	/s/ Robert M. Thornton, Jr.
Name:	Robert M. Thornton, Jr.
Title:	Chief Executive Officer and President

[Signature Page to Merger Agreement Amendment]